WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis Curtin	FOR IMMEDIATE RELEASE
Phone: (570)-286-3636	July 16, 2004
E-Mail: dcurtin@weismarkets.com
WEIS MARKETS REPORTS INCREASE IN 2nd QUARTER SALES AND COMP. STORE SALES
   (SUNBURY, PA) – Weis Markets, Inc. (NYSE:WMK) today reported its second quarter sales for the thirteen-week period ending June 26, 2004 increased 2.6% to $521.4 million and its comparable store sales increased 3.2%.

   During the second quarter, the Company's diluted earnings per share totaled $.50 per share compared to $.51 per share for the same period a year ago. The Company generated $13.6 million in second quarter net income, a 1.0% decline compared to the same period a year ago.

   The Company said its sales and comparable sales increases were due to the continuing strong performance of its perishable departments and strong promotional programs throughout its trade area. The second quarter results represent the twelfth consecutive quarterly increase in the Company's comparable store sales.

   The Company's second quarter net income and earnings per share were affected by healthcare cost increases that continue to exceed the rate of inflation. During this period, the Company's medical insurance costs increased $2.2 million. The Company said it is developing healthcare cost containment strategies to control and reduce these costs.

   The Company's net income and earnings per share were also affected by a $1.4 million pre-tax loss related to the sale of an asset.

   "While the continuing increase in healthcare costs and a loss related to the sale of an asset affected our net income and earnings per share, our core business continues to perform well in a competitive market place where the economy is beginning to slowly rebound," said Weis Markets' CEO and President Norman S. Rich. "In addition to the sales and comparable store sales increases, our income from operations in the second quarter increased 7.3% to $18.4 million. In the coming months, we will continue to focus our efforts on increasing efficiencies and reducing costs while at the same time executing on our go-to-market strategies."

   Year-to-date, the Company's sales increased 2.5% to $1.04 billion and comparable store sales are up 3.1%.

The Company's year-to-date basic and diluted earnings per share increased $.01 to $1.10 per share. Year-to-date net income increased 1.1% to $29.9 million.

   Weis Markets, Inc., which is based in Sunbury, PA, is a Mid-Atlantic supermarket company operating 157 stores in six states: Pennsylvania, Maryland, New Jersey, New York, Virginia and West Virginia. The Company also owns and operates SuperPetz, a pet supply superstore chain with 33 locations in eleven states.

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   In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

   The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc. and Subsidiaries
COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS
Second Quarter - 2004
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	June 26, 2004	June 28, 2003	(Decrease)
Net Sales	$521,374,000	$507,981,000	2.6%
Income Before Taxes	21,641,000	22,253,000	(2.8%)
Provision for Income Taxes	7,997,000	8,474,000	(5.6%)
Net Income	$13,644,000	$13,779,000	(1.0%)

Weighted-Average
Shares Outstanding	27,121,000	27,194,000	(73,000)
Basic and Diluted
Earnings Per Share	$0.50	$0.51	($0.01)

	26 Week	26 Week
	Period Ended	Period Ended	Increase
	June 26, 2004	June 28, 2003	(Decrease)
Net Sales	$1,042,043,000	$1,017,052,000	2.5%
Income Before Taxes	47,678,000	47,690,000	0.0%
Provision for Income Taxes	17,799,000	18,128,000	(1.8%)
Net Income	$29,879,000	$29,562,000	1.1%

Weighted-Average
Shares Outstanding	27,130,000	27,194,000	(64,000)
Basic and Diluted
Earnings Per Share	$1.10	$1.09	$0.01